Exhibit 99.1

Contacts

Microfluidics International Corporation

Brian E. LeClair

617-969-5452

bleclair@mfics.com

MacDougall Biomedical Communications

Sarah Cavanaugh

781-235-3060

scavanaugh@macbiocom.com

For Immediate Release

Microfluidics International Corporation Announces Third Quarter 2008 Financial Results —Company achieves 52% quarterly revenue growth and secures $5.0 million financing; conference call scheduled for Tuesday, November 18, 2008 at 8:30 AM Eastern Time—

NEWTON, MA, November 18, 2008— Microfluidics International Corporation (OTCBB: MFLU) today reported financial results for the third quarter of 2008. In addition, in a separate release issued on November 14, 2008, the Company announced that it secured a $5.0 million convertible debt financing.

Recent Highlights:

•                  Secured $5.0 million via a convertible debenture to support strategic growth and path to profitability

•                  Surpassed the Company’s annual sales projections for its newest product, the M-110P Microfluidizer® high shear fluid processor

•                  Appointed Dr. Mimi Panagiotou to the position of Chief Technology Officer to lead the research and development of new products and the expansion of Microfluidics Reaction Technology

•                  Introduced a new service business line initiative

•                  Increased the Company’s presence in Europe, the Middle East and Africa

For the quarter ended September 30, 2008, the Company reported revenues of $3.5 million, an increase of 52% from $2.3 million for the third quarter of 2007 and an EBITDA loss of $931,000 or $0.09 per share for the third quarter of 2008 compared to an EBITDA loss of $827,000 or $0.08 per share for the same period in 2007.

Net loss for the third quarter 2008 was $1.1 million or $0.10 per share compared to a net loss of $859,000 or $0.08 per share for the third quarter 2007.

“During my first year at Microfluidics, I have learned that the opportunity driven by our proprietary technology is even greater than I thought when I first joined the Company,” said Michael C. Ferrara, President and Chief Executive Officer. “To fully capture this potential we undertook a complete restructuring of Microfluidics and have made significant improvements in all aspects of our business including but not limited to technologic refinements, quality control and reengineering the sales and marketing process. Our operating efficiencies have resulted in a foundation for improved customer satisfaction and quality and importantly, revenue growth. Combined with Friday’s announcement of a significant financing, we believe, subject to our continuing assessment of the global economic conditions, we have built a business poised for growth and profitability in 2009.”

“Our EBITDA loss for the third quarter was greater than expected due to a delay in shipping a significant, large production machine,” said Brian E. LeClair, Executive Vice President and Chief Financial Officer. “This business will always be subject to the timing of revenue generated by our large production machines, but over the last year, we have built a solid foundation to leverage the growth of Microfluidics. The $5.0 million financing we announced last week will further support this growth and a path to profitability.”

Live Webcast

Microfluidics International Corporation will host a webcast on Tuesday, November 18, 2008 at 8:30 a.m. Eastern Time to review the financial results and to outline progress on key 2008 strategic initiatives. Participants are invited to attend the call by visiting www.mficcorp.com and clicking on the webcast link in the Investors, Events section or by dialing 800-329-9097 (within the United States) or 617-614-4929 (outside the United States). The passcode for participants is 12241634. A replay will be available approximately two hours after the live call through November 21, 2008. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode for participants is 51388614. A replay will also be posted on the Company’s website approximately two hours after the live call and will be available for a period of 30 days.

About Microfluidics International Corporation

Microfluidics International Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical and cosmetics industries. Microfluidics International Corporation applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to Microfluidics International Corporation equipment customers.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, the Company may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by the Company may not be comparable to similarly titled measures reported by other companies. One specific non-GAAP measure used by the Company is “EBITDA”, which is defined as earnings before interest, taxes, depreciation and amortization. Management utilizes the line item non-GAAP operations statement for operational planning and decision-making purposes. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits.

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$3,511	$2,311	$11,407	$8,670
Cost of goods sold	1,708	1,118	5,542	3,765
Gross profit	1,803	1,193	5,865	4,905
Operating expenses:
Research and development	569	436	1,631	1,411
Selling	1,199	840	3,327	2,649
General and administrative	1,057	784	3,174	2,267
Total operating expenses	2,825	2,060	8,132	6,327
Loss from operations	(1,022)	(867)	(2,267)	(1,422)
Interest expense	(39)	(7)	(50)	(15)
Interest income	—	15	21	53
Net loss	$(1,061)	$(859)	$(2,296)	$(1,384)
Net loss per common share:
Basic	$(0.10)	$(0.08)	$(0.22)	$(0.14)
Diluted	$(0.10)	$(0.08)	$(0.22)	$(0.14)
Weighted average number of common and common equivalent shares outstanding:
Basic	10,299,938	10,203,257	10,278,633	10,168,198
Diluted	10,299,938	10,203,257	10,278,633	10,168,198

MICROFLUIDICS INTERNATIONAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited - in thousands, except share and per share amounts)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$557	$756
Accounts receivable, net of allowance of $41 both as of September 30, 2008 and December 31, 2007	2,913	2,582
Inventories	2,668	2,353
Prepaid and other current assets	721	281
Total current assets	6,859	5,972
Property and equipment, net	967	325
Patents and licenses, net	56	60
Total assets	$7,882	$6,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit line	$1,999	$262
Current maturities of long-term debt and obligations under capital lease	8	65
Accounts payable	1,949	129
Accrued expenses	836	725
Customer advances	386	409
Total current liabilities	5,178	1,590
Total liabilities	5,178	1,590
Stockholders’ equity:
Common stock; $.01 par value; 20,000,000 shares authorized; 10,580,978 and 10,517,178 shares issued; 10,345,532 and 10,256,732 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	106	105
Additional paid-in capital	17,591	17,378
Accumulated deficit	(14,324)	(12,028)
Treasury stock, 235,446 and 260,446 shares, at cost, as of September 30, 2008 and December 31, 2007, respectively	(669)	(688)
Total stockholders’ equity	2,704	4,767
Total liabilities and stockholders' equity	$7,882	$6,357

MICROFLUIDICS INTERNATIONAL CORPORATION

U.S. GAAP TO Non-GAAP Measure Reconciliations and

Earnings Before Interest, Taxes, Depreciation and Amortization ( EBITDA)

( In thousands, except share and per share amounts)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2008	2007	2008	2007

Net loss	$(1,061)	$(859)	$(2,296)	$(1,384)

Net interest income	39	(8)	29	(38)
Depreciation and amortization	91	40	174	122
EBITDA (Non-GAAP Measure)	$(931)	$(827)	$(2,093)	$(1,300)

Weighted average number of common and common equivalent shares outstanding:
Basic:	10,299,938	10,203,257	10,278,633	10,168,198
Diluted:	10,299,938	10,203,257	10,278,633	10,168,198

EBITDA per common share (Non-GAAP Measure):
Basic:	$(0.09)	$(0.08)	$(0.20)	$(0.13)
Diluted:	$(0.09)	$(0.08)	$(0.20)	$(0.13)